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                                                                    EXHIBIT 99.1

AUGUST 30, 2001
K2 DIGITAL COMPLETES TRANSACTION WITH INTEGRATED INFORMATION SYSTEMS

K2 Digital, Inc., a strategic digital services company, announced today that it had completed on August 29, 2001 the closing under a purchase agreement with Integrated Information Systems, Inc. ("IIS"), pursuant to which, among other things, IIS purchased certain fixed and intangible assets of K2, including certain of K2's customer contracts, furniture, fixtures, equipment and intellectual property, for an aggregate purchase price of $444,000, of which $419,000 was paid in cash and $25,000 of capital lease obligations were assumed by IIS.

Under the terms of the purchase agreement, IIS occupies certain of K2's premises in exchange for assuming K2's office lease obligations and IIS has made offers of employment to substantially all of the remaining employees of K2, which offers have been accepted.

In addition to the purchase price and as consideration of K2's release of certain employees from the non-competition restrictions contained in their agreements with K2, K2 received from IIS at closing a recruitment and placement fee of $75,000. In addition, K2 will receive from IIS an additional placement fee of $7,500 per key employee and $2,500 per other employee that remains employed by IIS through December 31, 2001. This additional contingent placement fee will be paid by IIS in cash in five monthly installments beginning August 31, 2001, pro rated monthly for the number of employees retained.

Under the purchase agreement, K2 also received from IIS a cash fee of $50,000 in return for entering into certain noncompetition provisions contained in the purchase agreement, which provide that K2 will not, for a period of five years,
(i) engage in any business of substantially the same character as the business engaged in by K2 prior to the transaction, (ii) solicit for employment any employee of IIS (including former employees of K2), or (iii) solicit any client or customer of IIS (including any customer transferred to IIS under the purchase agreement) to do business with K2.

Accordingly, the aggregate consideration to be delivered to K2 at closing was $544,000, of which approximately $258,000 was paid directly to K2 Holding LLC, an affiliate of SGI Graphics, LLC (collectively, "SGI"), K2's principal secured creditor, in order to release SGI's security interest in the assets of K2.

ABOUT K2 DIGITAL

K2 Digital, a strategic digital services company, provides consulting and development services including analysis, planning, systems design, creative, and implementation. Ranked by Deloitte & Touche among the fastest growing technology companies in both 1999 and 2000, K2 constructs user-centric digital channels that map to corporate goals. K2's process-driven approach utilizes the strategic, conceptual, technical and marketing experience it has developed since 1993 to help multi-divisional and global companiesmaximize their Internet opportunities. Clients include ABB, Bristol-Myers Squibb, ING Aetna Financial
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Services, Morgan Stanley, Preferred Hotels & Resorts, Silversea Cruises and
WorldCom. For more information, please visit our web site: www.k2digital.com.


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Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Future results may vary significantly based on a number of factors including, but not limited to, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in the company's most recent annual report and other filings with the Securities and Exchange Commission.